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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                        (Amendment No. ______________)(1)

                           Boston Life Sciences, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   100843 40 8
                                 (CUSP Number)

                                February 5, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

    [ ]       Rule 13d-1(b)

    [X]       Rule 13d-1(c)

    [ ]       Rule 13d-1(d)

--------
    (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 100843 40 8                 13G                      PAGE 2 OF 6 PAGES
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

===================================================================================================================================
 1              NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                            The Tail Wind Fund, Ltd.

-----------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                               (a) [ ]
                                                                                                                (b) [ ]
-----------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                            British Virgin Islands
-----------------------------------------------------------------------------------------------------------------------------------

NUMBER OF SHARES                                        5             SOLE VOTING POWER                          744,818
                                                      -----------------------------------------------------------------------------
BENEFICIALLY

OWNED BY EACH                                           6             SHARED VOTING POWER                          0
                                                      -----------------------------------------------------------------------------
REPORTING                                               7             SOLE DISPOSITIVE POWER                     744,818
                                                      -----------------------------------------------------------------------------
PERSON WITH                                             8             SHARED DISPOSITIVE POWER                     0
-----------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            744,818
-----------------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                      [ ]
-----------------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            5.35%
-----------------------------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*
                            OO

===================================================================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 100843 40 8                 13G                      PAGE 3 OF 6 PAGES
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ITEM 1(a).  NAME OF ISSUER:

            Boston Life Sciences, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            31 Newbury Street, Suite 300
            Boston, MA 02116

ITEM 2(a).  NAME OF PERSON FILING:

            The Tail Wind Fund, Ltd.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Windermere House
            404 East Bay Street
            P.O. Box SS-5539
            Nassau, Bahamas

ITEM 2(c).  CITIZENSHIP:

            British Virgin Islands

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            This statement relates to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Boston Life Sciences, Inc., a Delaware corporation (the "Company").

ITEM 2(e).  CUSIP NUMBER:

            100843 40 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
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CUSIP NO. 100843 40 8                 13G                      PAGE 4 OF 6 PAGES
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                     (c)    [ ] Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act.

                     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                     (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                     (i)    [ ] A church plan that is excluded from
                     the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                     (j)    [ ] Group, in accordance with Rule
                     13d-1(b)(1)(ii)(J).

                     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.     OWNERSHIP.

      (a)   Amount beneficially owned:

            744,818 shares, which includes 97,150 shares that may be acquired upon exercise of certain warrants.

      (b)   Percent of class:

            5.35%

      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote: 744,818

      (ii)  Shared power to vote or to direct the vote: 0
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CUSIP NO. 100843 40 8                 13G                      PAGE 5 OF 6 PAGES
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      (iii) Sole power to dispose or to direct the disposition of: 744,818

      (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            None.

ITEM 10.    CERTIFICATION.

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


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CUSIP NO. 100843 40 8                 13G                      PAGE 6 OF 6 PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 26, 1999
                                  ------------------------------------------
                                  (Date)

                                  The Tail Wind Fund, Ltd.
                                  ------------------------------------------

                                  By:/s/ Jason McCarroll
                                     ---------------------------------------
                                         Jason McCarroll, Authorized Signatory

                                  By:/s/ Michael Darville
                                     ---------------------------------------
                                         Michael Darville, Vice President
                                         and Director